Exhibit 4.1

THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR, SUBJECT TO SECTION 11 HEREOF, AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT AGREEMENT

To Purchase Shares of the Common Stock of

HC2 Holdings, Inc.

Dated as of December 24, 2015 (the “Effective Date”)

WHEREAS, HC2 Holdings, Inc., a Delaware corporation (the “Company”), has entered into an Amended and Restated Stock Purchase Agreement of even date herewith (as amended and in effect from time to time, the “Purchase Agreement”) with  Continental General Corporation, a Nebraska corporation, and Great American Financial Resources, Inc., a Delaware corporation;

WHEREAS, pursuant to the Purchase Agreement and as additional consideration to Great American Financial Resources, Inc. (the “Warrantholder”) for, among other things, its agreements in the Purchase Agreement, the Company has agreed to issue to the Warrantholder this Warrant Agreement, evidencing the right to purchase shares of the Company’s Common Stock (this “Warrant” or this “Agreement”);

NOW, THEREFORE, in consideration of the Warrantholder having executed and delivered the Purchase Agreement and in consideration of the assets described therein being acquired by the Company, and in consideration of the mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:

SECTION 1.	GRANT OF THE RIGHT TO PURCHASE COMMON STOCK.

(a)            For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, up to the number of fully paid and non-assessable shares of Common Stock (as defined below) as determined pursuant to Section 1(b) below, at a purchase price per share equal to the Exercise Price (as defined below).  The number and Exercise Price of such shares are subject to adjustment as provided in Section 8.  As used herein, the following terms shall have the following meanings:

“Act” means the Securities Act of 1933, as amended.

“Charter” means the Company’s Second Amended and Restated Certificate of Incorporation or other constitutional document, as may be amended and in effect from time to time.

“Common Stock” means the Company’s common stock, $0.001 par value per share, as presently constituted under the Charter, and any class and/or series of Company capital stock for or into which such common stock may be converted, exchanged or reclassified, whether in a reorganization, recapitalization or similar transaction or otherwise.

“Common Stock Deemed Outstanding” means, at any given time, the sum of (a) the number of shares of Common Stock actually outstanding at such time, plus (b) the number of shares of Common Stock issuable upon exercise of Options actually outstanding at such time, plus (c) the number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time; provided, that Common Stock Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

“Excluded Issuances” means any issuance or sale (or deemed issuance or sale in accordance with Section 8(d)) by the Company on or after the Effective Date of: (a) shares of Common Stock issued on or after the Effective Date pursuant to the Purchase Agreement (including without limitation due to the Company’s election to pay amounts in Common Stock in lieu of Buyer Notes (as defined in the Purchase Agreement) where that option is provided to them in the Purchase Agreement) and/or upon the exercise of this Warrant; (b) shares of Common Stock issued by the Company in connection with or pursuant to: (i) any adjustments to the conversion price of the Company’s Series A Convertible Participating Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), the Company’s Series A-1 Convertible Participating Preferred Stock, par value $0.001 per share (the “Series A-1 Preferred Stock”) or the Company’s Series A-2 Convertible Participating Preferred Stock, par value $0.001 per share (the “Series A-2 Preferred Stock,” and together with the Series A Preferred Stock and the Series A-1 Preferred Stock, the “Convertible Preferred Stock”), and any Options or any securities of the Company convertible into or exchangeable for Common Stock outstanding on the Effective Date, as provided in the respective Certificate of Designation of each series of Convertible Preferred Stock and instruments governing such Options or other securities as in effect on the Effective Date, provided that such instruments are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof, (ii) the conversion of any series of Convertible Preferred Stock, Options or any securities of the Company convertible into or exchangeable for Common Stock outstanding on the Effective Date, as provided in the respective agreements governing such instruments as in effect on the Effective Date provided that such instruments are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof and (iii) accretions to the face amount of, or payments in kind with respect to, any Convertible Preferred Stock, Options or any securities of the Company convertible into or exchangeable for Common Stock outstanding on the Effective Date, as provided in the respective agreements governing such instruments as in effect on the Effective Date provided that such instruments are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof and (c) Options or shares of Common Stock (including upon exercise of Options) issued to Philip Falcone pursuant to the Option agreement (the “Falcone Option Agreement”) dated May 21, 2014, by and between Mr. Falcone and the Company, and as amended and clarified as of the Effective Date, or otherwise to any director, officer or employee pursuant to compensation arrangements approved by the compensation committee of the board of directors of the Company in good faith.

“Exercise Price”  means $7.08, subject to adjustment from time to time in accordance with the provisions of this Warrant.

“Liquid Sale” means the closing of a Merger Event in which the consideration received by the Company and/or its stockholders, as applicable, consists solely of cash and/or Marketable Securities.

“Marketable Securities” in connection with a Merger Event means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by the Warrantholder in connection with the Merger Event were the Warrantholder to exercise this Warrant on or prior to the closing thereof is then traded on a national securities exchange or over-the-counter market, and (iii) following the closing of such Merger Event, Warrantholder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Warrantholder in such Merger Event were Warrantholder to exercise this Warrant in full on or prior to the closing of such Merger Event, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Merger Event.

“Merger Event” means any of the following: (i) a sale, lease or other transfer of all or substantially all assets of the Company, in one transaction or in a series of related transactions, (ii) any merger or consolidation involving the Company in which the Company is not the surviving entity or in which the outstanding shares of the Company’s capital stock are otherwise converted into or exchanged for shares of capital stock or other securities or property of another entity or in which persons not holders of the outstanding voting equity securities of the Company prior to the date that the merger or consolidation agreement is executed hold shares immediately after the merger or consolidation constituting a majority of the outstanding combined voting shares of the Company, or (iii) any sale by holders of the outstanding voting equity securities of the Company in a single transaction or series of related transactions of shares constituting a majority of the outstanding combined voting power of the Company.

“Options” means options, warrants or other rights to purchase or acquire Common Stock or Convertible Securities, as well as stock appreciation rights, phantom stock units and similar rights whose value is derived from the value of the Common Stock.

“Purchase Price” means, with respect to any exercise of this Warrant, an amount equal to the then-effective Exercise Price multiplied by the number of shares of Common Stock as to which this Warrant is then exercised.

“Warrant Shares” means the shares of Common Stock or other capital stock of the Company then purchasable upon exercise of this Warrant in accordance with the terms of this Warrant.

(b)                  Number of Shares.        This Warrant shall be exercisable for 2,000,000 shares of Common Stock, subject to adjustment from time to time in accordance with the provisions of this Warrant.

SECTION 2.	TERM OF THE AGREEMENT.

The term of this Agreement and the right to purchase Common Stock as granted herein shall commence on the Effective Date and, subject to Section 8(a) below, shall be exercisable for a period ending upon the fifth (5th) anniversary of the Effective Date.

SECTION 3.	EXERCISE OF THE PURCHASE RIGHTS.

(a)                 Exercise.  The purchase rights set forth in this Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, on or after February 3, 2016 and prior to the expiration of the term set forth in Section 2, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed.  Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than three (3) days thereafter, the Company shall cause its transfer agent to issue to the Warrantholder a certificate for the number of shares of Common Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases under this Warrant, if any. If the Warrantholder does not request that shares of Common Stock be certificated at the time of exercise, shares of Common Stock will be held in book entry only form.

The Purchase Price may be paid solely by cash, certified check or wire transfer of readily available funds. Upon partial exercise of the Warrant prior to the expiration or earlier termination hereof, the Company shall promptly issue an amended Agreement representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

SECTION 4.	RESERVATION OF SHARES.

During the term of this Agreement, the Company will at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for the exercise of the rights to purchase Common Stock as provided for herein.  The par value per share of Common Stock issuable in connection with this Warrant shall at all times be less than or equal to the applicable Exercise Price.  The Company shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warranty.

SECTION 5.	NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Agreement, but in lieu of such fractional shares the Company shall, upon request, make a cash payment therefor upon the basis of the Exercise Price then in effect.

SECTION 6.	NO RIGHTS AS SHAREHOLDER/STOCKHOLDER.

Without limitation of any provision hereof, Warrantholder agrees that this Agreement does not entitle the Warrantholder to any voting rights or other rights as a shareholder/stockholder of the Company prior to the exercise of any of the purchase rights set forth in this Agreement.

SECTION 7.	WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Agreement.  Warrantholder’s initial address, for purposes of such registry, is set forth in Section 12(f) below.  Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8.	ADJUSTMENT RIGHTS.

Adjustment to Exercise Price and Number of Warrant Shares. In order to prevent dilution of the purchase rights granted under this Warrant, the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 8 (in each case, after taking into consideration any prior adjustments pursuant to this Section 8).

(a)                 Except as provided in Section 8(c) and except in the case of an event described in either Section 8(e) or Section 8(f), if the Company shall, at any time or from time to time after the Effective Date, issue or sell, or in accordance with Section 8(d) is deemed to have issued or sold, any shares of Common Stock without consideration or for consideration per share less than the Exercise Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then immediately upon such issuance or sale (or deemed issuance or sale), the Exercise Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) shall be reduced (and in no event increased) to an Exercise Price equal to the quotient obtained by dividing:

(i)             the sum of (A) the product obtained by multiplying the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) by the Exercise Price then in effect plus (B) the aggregate consideration, if any, received by the Company upon such issuance or sale (or deemed issuance or sale); by

(ii)            the sum of (A) the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (B) the aggregate number of shares of Common Stock issued or sold (or deemed issued or sold) by the Company in such issuance or sale (or deemed issuance or sale).

(b)                  Upon any and each adjustment of the Exercise Price as provided in Section 8(a), the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to any such adjustment shall be increased to a number of Warrant Shares equal to the quotient obtained by dividing:

(i)             the product of (A) the Exercise Price in effect immediately prior to any such adjustment multiplied by (B) the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to any such adjustment; by

(ii)            the Exercise Price resulting from such adjustment.

Notwithstanding anything to the contrary provided for in this Agreement or the Purchase Agreement, including this clause (b) or otherwise, the Company and the Warrantholder agree that in no event shall the provisions of this Agreement that provide for an increase in the number of shares of Common Stock of the Company issuable hereunder (other than provisions that provide for adjustments due to stock splits or similar changes to the Company’s capitalization permitted under applicable NYSE MKT LLC rules) cause the aggregate of the sum of the number of shares of Common Stock of the Company (A) that have been or are concurrently being issued under the Purchase Agreement, including and without limitation pursuant to Sections (2)(c) and (2)(i) thereof, plus (B) the number of shares previously or concurrently issued under this Agreement, plus (C) the number of shares then issuable under this Agreement as a result of such increase, to exceed 19.99% of the number of shares of Common Stock of the Company outstanding as of April 13, 2015 (taking into account subsequent stock splits or similar changes to the Company’s capitalization permitted under applicable NYSE MKT LLC rules), unless the Company has received stockholder approval of such increase (in accordance with the requirements of the NYSE MKT).

Furthermore, notwithstanding anything to the contrary provided for in this Agreement or the Purchase Agreement, including Sections (2)(c) or (2)(i) or otherwise, the Company and Warrantholder agree that in the event that the Company is required to make any payment under the Purchase Agreement in the form of shares of its Common Stock (including due to the Company’s election to pay amounts in Common Stock in lieu of Buyer Notes (as defined in the Purchase Agreement) where that option is provided to it in the Purchase Agreement), and the number of shares of Common Stock to be issued in such payment, together with (a) the aggregate number of shares of Common Stock of the Company previously or concurrently issued under the Purchase Agreement, including without limitation Sections (2)(c) and (2)(i) thereof, (b) the aggregate number of shares of Common Stock of the Company previously or concurrently issued under this Agreement and (c) the aggregate number of shares then issuable under this Agreement, exceeds 19.99% of the number of number of shares of Common Stock of the Company outstanding as of April 13, 2015 (taking into account subsequent stock splits or similar changes to the Company’s capitalization permitted under applicable NYSE MKT LLC rules), unless the Company has received stockholder approval of such issuance (in accordance with the requirements of the NYSE MKT), the Company will only be required to issue shares in an amount that does not exceed such percentage and will be required to pay cash with respect to any excess amount.  In the event of a conflict between this paragraph of this Section 8(b) and the Purchase Agreement, this paragraph shall be deemed to govern. Notwithstanding anything to the contrary provided for in this Agreement, this paragraph will be subject to, and governed by, Sections (11)(i), (11)(k) and (11)(q) of the Purchase Agreement, as if such terms were set forth herein, and such provisions are incorporated by reference herein, mutatis mutandis.

(c)                  Anything herein to the contrary notwithstanding, there shall be no adjustment to the Exercise Price or the number of Warrant Shares issuable upon exercise of this Warrant with respect to any Excluded Issuance.

(d)                 For purposes of determining the adjusted Exercise Price under Section 8(a) hereof, the following shall be applicable:

(i)              If the Company shall, at any time or from time to time after the Effective Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Options, whether or not such Options or the right to convert or exchange any Convertible Securities issuable upon the exercise of such Options are immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 8(d)(v) ) for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon the exercise of such Options is less than the Exercise Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued as of the date of granting or sale of such Options (and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price under Section 8(a)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 8(a)) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of all such Options, plus (y) the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of all such Convertible Securities and the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all such Options. Except as otherwise provided in Section 8(d)(iii), no further adjustment of the Exercise Price shall be made upon the actual issuance of Common Stock or of Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of Convertible Securities issuable upon exercise of such Options.

(ii)            If the Company shall, at any time or from time to time after the Effective Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 8(d)(v) ) for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities is less than the Exercise Price in effect immediately prior to the time of the granting or sale of such Convertible Securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued as of the date of granting or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price pursuant to Section 8(a)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 8(a)) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in Section 8(d)(iii), (A) no further adjustment of the Exercise Price shall be made upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities and (B) no further adjustment of the Exercise Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Exercise Price have been made pursuant to the other provisions of this Section 8(d).

(iii)           Upon any change in any of (A) the total amount received or receivable by the Company as consideration for the granting or sale of any Options or Convertible Securities referred to in Section 8(d)(i)  or Section 8(d)(ii) hereof, (B) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of any Options or upon the issuance, conversion or exchange of any Convertible Securities referred to in Section 8(d)(i)  or Section 8(d)(ii) hereof, (C) the rate at which Convertible Securities referred to in Section 8(d)(i)  or Section 8(d)(ii) hereof are convertible into or exchangeable for Common Stock, or (D) the maximum number of shares of Common Stock issuable in connection with any Options referred to in Section 8(d)(i)  hereof or any Convertible Securities referred to in Section 8(d)(ii) hereof (in each case, other than in connection with an Excluded Issuance), then (whether or not the original issuance or sale of such Options or Convertible Securities resulted in an adjustment to the Exercise Price pursuant to this Section 8) the Exercise Price in effect at the time of such change shall be adjusted or readjusted, as applicable, to the Exercise Price which would have been in effect at such time pursuant to the provisions of this Section 8 had such Options or Convertible Securities still outstanding provided for such changed consideration, conversion rate or maximum number of shares, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment or readjustment the Exercise Price then in effect is reduced, and the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to any such adjustment or readjustment shall be correspondingly adjusted or readjusted pursuant to the provisions of Section 8(b).

(iv)          Upon the expiration or termination of any unexercised Option (or portion thereof) or any unconverted or unexchanged Convertible Security (or portion thereof) for which any adjustment (either upon its original issuance or upon a revision of its terms) was made pursuant to this Section 8 (including without limitation upon the redemption or purchase for consideration of all or any portion of such Option or Convertible Security by the Company), the Exercise Price then in effect hereunder shall forthwith be changed pursuant to the provisions of this Section 8 to the Exercise Price which would have been in effect at the time of such expiration or termination had such unexercised Option (or portion thereof) or unconverted or unexchanged Convertible Security (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued.

(v)            If the Company shall, at any time or from time to time after the Effective Date, issue or sell, or is deemed to have issued or sold in accordance with Section 8(d), any shares of Common Stock, Options or Convertible Securities: (A) for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor; (B) for consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company shall be the market price (as reflected on any securities exchange, quotation system or association or similar pricing system covering such security) for such securities as of the end of business on the date of receipt of such securities; (C) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Company, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair value of such portion of the aggregate consideration received by the Company in such transaction as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued in such transaction; or (D) to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued to such owners. The net amount of any cash consideration and the fair value of any consideration other than cash or marketable securities shall be determined in good faith jointly by the Board and the Warrantholder.

(vi)          For purposes of any adjustment to the Exercise Price or the number of Warrant Shares in accordance with this Section 8, in case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vii)         The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof or the transfer of such shares among the Company and its wholly-owned subsidiaries) shall be considered an issue or sale of Common Stock for the purpose of this Section 8.

(viii)        Subject to the provisions of this Section 8(d), if the Company shall, at any time or from time to time after the Effective Date, make or declare, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or any other distribution payable in securities of the Company (other than a dividend or distribution of shares of Common Stock, Options or Convertible Securities in respect of outstanding shares of Common Stock), cash or other property, then, and in each such event, provision shall be made so that the Warrantholder shall receive upon exercise of the Warrant, in addition to the number of Warrant Shares receivable thereupon, the kind and amount of securities of the Company, cash or other property which the Warrantholder would have been entitled to receive had the Warrant been exercised in full into Warrant Shares on the date of such event and had the Warrantholder thereafter, during the period from the date of such event to and including the Exercise Date, retained such securities, cash or other property receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 8 with respect to the rights of the Warrantholder; provided, that no such provision shall be made if the Warrantholder receives, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as the Warrantholder would have received if the Warrant had been exercised in full into Warrant Shares on the date of such event.

(e)                 If the Company shall, at any time or from time to time after the Effective Date, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Company payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately decreased. Any adjustment under this Section 8(e) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(f)                  In the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 8(e)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Warrantholder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Warrantholder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Warrantholder) shall be made with respect to the Warrantholder’s rights under this Warrant to insure that the provisions of this Section 8 hereof shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Company, an immediate adjustment in the Exercise Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of Warrant Shares acquirable upon exercise of this Warrant without regard to any limitations or restrictions on exercise, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 8(f) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Company shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Warrantholder, the obligation to deliver to the Warrantholder such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Warrantholder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 8(f), the Warrantholder shall have the right to elect prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 3 instead of giving effect to the provisions contained in this Section 8(f) with respect to this Warrant.

(g)                  If any event of the type contemplated by the provisions of this Section 8 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant so as to protect the rights of the Warrantholder in a manner consistent with the provisions of this Section 8; provided, that no such adjustment pursuant to this Section 8(g) shall increase the Exercise Price or decrease the number of Warrant Shares issuable as otherwise determined pursuant to this Section 8.

(h)	Certificate as to Adjustment.

(i)             As promptly as reasonably practicable following any adjustment of the Exercise Price, but in any event not later than three (3) business days thereafter, the Company shall furnish to the Warrantholder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)            As promptly as reasonably practicable following the receipt by the Company of a written request by the Warrantholder, but in any event not later than three (3) business days thereafter, the Company shall furnish to the Warrantholder a certificate of an executive officer certifying the Exercise Price then in effect and the number of Warrant Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant.

(i)	In the event:

(i)             that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii)            of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another Person, or sale of all or substantially all of the Company’s assets to another Person; or

(iii)           of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

 then, and in each such case, the Company shall send or cause to be sent to the Warrantholder at least ten (10) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares.

SECTION 9.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

(a)    Reservation of Common Stock.  The Company covenants and agrees that all shares of Common Stock, if any, that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and non-assessable. The Company further covenants and agrees that the Company will, at all times during the term hereof, have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.  If at any time during the term hereof the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant in full, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(b)    Due Authority.  The execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Common Stock, have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement: (1) does not violate the Company’s Charter or current bylaws; (2) does not contravene any law or governmental rule, regulation or order applicable to it; and (3) except as could not reasonably be expected to have a Material Adverse Effect (as defined in the Purchase Agreement), does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound.  This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)    Consents and Approvals.  Except as previously disclosed to the Warrantholder, no consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Agreement, except for the filing of notices pursuant to Regulation D under the Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d)    Exempt Transaction.  Subject to the accuracy of the Warrantholder’s representations in Section 10, the issuance of the Common Stock upon exercise of this Agreement will constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

(e)    Rule 144 Compliance. The Company shall, at all times prior to the earlier to occur of (x) the date of sale or other disposition by Warrantholder of this Warrant or all shares of Common Stock issued on exercise of this Warrant or (y) the expiration or earlier termination of this Warrant if the Warrant has not been exercised in full or in part on such date, use all commercially reasonable efforts to timely file all reports required under the 1934 Act and otherwise timely take all actions necessary to permit the Warrantholder to sell or otherwise dispose of this Warrant and the shares of Common Stock issued on exercise hereof pursuant to Rule 144 promulgated under the Act as amended and in effect from time to time, provided that the foregoing shall not apply in the event of a Merger Event following which the successor or surviving entity is not subject to the reporting requirements of the 1934 Act.  If the Warrantholder proposes to sell Common Stock issuable upon the exercise of this Agreement in compliance with Rule 144, then, upon Warrantholder’s written request to the Company, the Company shall furnish to the Warrantholder, within five (5) business days after receipt of such request, a written statement confirming the Company’s compliance with the filing and other requirements of such Rule.

SECTION 10.	REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

(a)    Investment Purpose.  This Warrant and the shares issued on exercise hereof will be acquired for investment and not with a view to the sale or distribution of any part thereof in violation of applicable federal and state securities laws, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

(b)    Private Issue.  The Warrantholder understands (i) that the Common Stock issuable upon exercise of this Agreement is not, as of the Effective Date, registered under the Act or qualified under applicable state securities laws, and (ii) that the Company’s reliance on exemption from such registration is predicated on the representations set forth in this Section 10.

(c)    Financial Risk.  The Warrantholder has such knowledge and experi-ence in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment, including a total loss of such investment.

(d)    Accredited Investor.  Warrantholder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Act, as presently in effect (“Regulation D”).

(e)    No Short Sales.                   Warrantholder has not at any time on or prior to the Effective Date engaged in any short sales or equivalent transactions in the Common Stock. Warrantholder agrees that at all times from and after the Effective Date and on or before the expiration or earlier termination of this Warrant, it shall not engage in any short sales or equivalent transactions in the Common Stock.

SECTION 11.	TRANSFERS.

Subject to compliance with applicable federal and state securities laws, this Agreement and all rights hereunder are transferable or assignable to 100% wholly-owned (direct or indirect) subsidiaries of the Warrantholder, without charge to the holder hereof (except for transfer taxes) upon surrender of this Agreement properly endorsed.  Each taker and holder of this Agreement, by taking or holding the same, consents and agrees that this Agreement, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Agreement shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Agreement.  The transfer of this Agreement shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer.  Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes.

SECTION 12.	MISCELLANEOUS.

(a)    Effective Date.  The provisions of this Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof.  This Agreement shall be binding upon any successors or assigns of the Company.

(b)    Remedies.  In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable.

(c)    No Impairment of Rights.  The Company will not, by amendment of its Charter or through any other means, including through any redemption, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against dilution or impairment consistent with the tenor and purpose of this Warrant.

(d)    Additional Documents.  The Company agrees to supply such other documents as the Warrantholder may from time to time reasonably request.

(e)    Severability.  In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(f)    Notices.  Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (a) personal delivery to the party to be notified, (b) when sent by confirmed electronic transmission or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, and shall be addressed to the party to be notified as follows:

If to Warrantholder:

GREAT AMERICAN FINANCIAL RESOURCES, INC.
Attention:  Mark F. Muething
301 E. 4th Street
Cincinnati, Ohio 45202
Facsimile:  513-357-3397
Telephone:  513-333-5515

If to the Company:

HC2 HOLDINGS, INC.
Attention: Andrea L. Mancuso, General Counsel and Corporate Secretary
505 Huntmar Park Drive #325
Herndon, Virginia 20170
Telephone: 703-865-8316
E-Mail: amancuso@hc2.com

or to such other address as each party may designate for itself by like notice.

(g)    Entire Agreement; Amendments.  This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes and replaces in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof.  None of the terms of this Agreement may be amended except by an instrument executed by each of the parties hereto.

(h)    Headings.  The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

(i)   Advice of Counsel.  Each of the parties represents to each other party hereto that it has discussed (or had an opportunity to discuss) with its counsel this Agreement and, specifically, the provisions of Sections 12(n), 12(o), 12(p), 12(q) and 12(r).

(j)      No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(k)    No Waiver.  No omission or delay by Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Warrantholder at any time designated, shall be a waiver of any such right or remedy to which Warrantholder is entitled, nor shall it in any way affect the right of Warrantholder to enforce such provisions thereafter during the term of this Agreement.

(l)     Survival.  All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be for the benefit of Warrantholder and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

(m)   Governing Law.  This Agreement has been negotiated and delivered to Warrantholder in the State of Delaware, and shall be deemed to have been accepted by Warrantholder in the State of Delaware.  Delivery of Common Stock to Warrantholder by the Company under this Agreement is due in the State of Delaware.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(n)    Consent to Jurisdiction and Venue.

(i)             Company and Warrantholder hereby agree that any dispute or controversy arising out of or in connection with this Agreement or the transactions hereby contemplated (a “Dispute”) shall be arbitrated before the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”) pursuant to 10 Del. C §349 and the Rules of the Delaware Court of Chancery promulgated thereunder (the “Chancery Rules”), if such Dispute is eligible for arbitration pursuant to the Chancery Rules and is accepted by the Delaware Court of Chancery.  The parties hereby agree to take all steps necessary or advisable, including execution of documents to be filed with the Delaware Court of Chancery, in order properly to submit such Dispute for Arbitration (as defined in the Chancery Rules) in accordance with this Section 12(n), and each such Party agrees that it shall raise no objection to the submission of such Dispute to Arbitration in accordance with this Section 12(n) and further irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may have or hereafter have to the submission of such Dispute for Arbitration or any right to lay claim to jurisdiction in any venue.  The Parties intend that this Section 12(n) be interpreted as broadly as possible, and in favor of prompt and binding arbitration.

(ii)            The Arbitration shall be conducted in accordance with the Chancery Rules; provided that the parties hereto may agree to amend, modify or alter such rules, and/or adopt new rules, in each case with the consent of the Arbitrator (as defined below).  Any such amendments, modifications or alterations shall be in writing and signed by an authorized representative of each such party and by the Arbitrator.  The Arbitration shall take place in Delaware or such other location as the parties and the Arbitrator may agree.

(iii)           The Arbitration shall be presided over by one arbitrator who shall be the chancellor or a vice-chancellor of the Delaware Court of Chancery appointed as an arbitrator by the Delaware Court of Chancery (the “Arbitrator”).

(iv)           The arbitral award (the “Award”) shall (A) be written or oral, (B) state the reasons for the Award, and (C) be the sole and exclusive binding remedy with respect to the Dispute between and among the parties.  The parties hereto acknowledge that time is of the essence and the parties hereto agree that they shall not seek to vary the timing provisions of the Chancery Rules.  Judgment on the Award may be entered in any court having jurisdiction thereof.  All Awards of the Arbitrator shall be final, nonappealable and binding on the parties.  The parties hereto waive any right to refer any question of law and right of appeal on the law and/or merits to any court, including any appeal contemplated by 10 Del. C. §349(c).  The Award shall be deemed an award of the United States, the relationship between the parties shall be deemed commercial in nature, and any dispute arbitrated pursuant to this Section 12(n) shall be deemed commercial.

(v)            The Arbitrator shall have the authority to grant any equitable or legal remedies that would be available under this Agreement in any judicial proceeding intended to resolve a Dispute, including ordering specific performance under Section 12(q) and entering injunctive or other equitable relief pending the final decision of the Arbitrator or the rendering of the Award.

(vi)           Each party hereto shall bear its own legal fees and costs in connection with the Arbitration; provided, however, that each such party shall pay one-half of any filing fees, fees and expenses of the Arbitrator or other similar costs incurred by the parties in connection with the prosecution of the Arbitration, unless an Award is entered by the Arbitrator in which case the party responsible for payment of any Award shall also be responsible for the full costs of the Arbitrator or other similar costs incurred by the parties in connection with the prosecution of the Arbitration.

(vii)         Notwithstanding the provisions of this Section 12(n), each party hereto shall be entitled to seek interim or provisional relief in the Delaware Court of Chancery or, if the Delaware Court of Chancery lacks subject matter jurisdiction, any Federal court located in the State of Delaware to (A) protect the rights or property of such party, (B) maintain the status quo until such time as the Award is rendered or the Dispute is otherwise resolved, or (C) prevent breaches of this Agreement.  By doing so, such party does not waive any right or remedy under this Agreement.

(viii)       Each of the parties to this Agreement (A) consents to submit itself to the personal jurisdiction of the Arbitrator, the Delaware Court of Chancery and the Federal courts located in the State of Delaware in connection with proceedings pursuant to this Section 12(n), (B) agrees that all claims in respect of such action or proceeding may be heard and determined in such court, (C) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (D) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, except in accordance with Section 12(n)(ix) below.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 12(f).

(ix)           Notwithstanding anything to the contrary contained herein, in the event that a Dispute is not eligible for arbitration under the Chancery Rules, each of the parties (A) submits to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware and the County of New Castle (each, a “Delaware Court”) in any Dispute arising out of or relating to this Agreement, (B) agrees that all claims in respect of any such Action may be heard and determined by any Delaware Court, and (C) each party also agrees not to bring any Action arising out of or relating to this Agreement in any court other than a Delaware Court; provided that, to the extent permitted by law, the parties agree that any such Dispute shall be heard and determined by the Complex Commercial Litigation Division of the Superior Court for the County of New Castle.  Each of the parties waives any defense asserting that any Action interpreting or enforcing this Agreement may not be brought or is not maintainable in such Delaware Court and waives any bond, surety, or other security that might be required of any other party with respect thereto; provided, that the foregoing shall not prevent or in any way restrict the parties from seeking to compel arbitration pursuant to this Section 12(n).

(o)    Mutual Waiver of Jury Trial.  Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes arising under or in connection with this Warrant be resolved by a judge applying such applicable laws.  EACH OF THE COMPANY AND WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST WARRANTHOLDER OR ITS ASSIGNEE OR BY WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY RELATING TO THIS WARRANT.  This waiver extends to all such Claims, including Claims that involve persons or entities other the Company and Warrantholder; Claims that arise out of or are in any way connected to the relationship between the Company and Warrantholder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement.

(p)    Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts (including by facsimile or electronic delivery (PDF)), each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

(q)    Specific Performance.  The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Warrantholder by reason of the Company’s failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable by Warrantholder.  If Warrantholder institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that Warrantholder has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

(r)     Lost, Stolen, Mutilated or Destroyed Warrant.  If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.  Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

(s)    Legends.  To the extent required by applicable laws, this Warrant and the shares of Common Stock issuable hereunder (and the securities issuable, directly or indirectly, upon conversion of such shares of Common Stock, if any) may be imprinted with a restricted securities legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:

HC2 HOLDINGS, INC.

By:
Name:
Title:

WARRANTHOLDER:

GREAT AMERICAN FINANCIAL RESOURCES, INC.

By:
Name:	Mark F. Muething
Title:	Executive Vice President

EXHIBIT  I

NOTICE  OF  EXERCISE

To:	[____________________________]

(1)	The undersigned Warrantholder hereby elects to purchase [_______] shares of the Common Stock of [_________________], pursuant to the terms of the Agreement dated the [___] day of [______, _____] (the “Agreement”) between [_________________] and the Warrantholder, and tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any.

(2)	Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

WARRANTHOLDER: GREAT AMERICAN FINANCIAL RESOURCES, INC.

By:
Name:
Title:

EXHIBIT II

1.	ACKNOWLEDGMENT OF EXERCISE

The undersigned [____________________________________], hereby acknowledge receipt of the “Notice of Exercise” from Great American Financial Resources, Inc., to purchase [____] shares of the Common Stock of [_________________], pursuant to the terms of the Agreement, and further acknowledges that [______] shares remain subject to purchase under the terms of the Agreement.

COMPANY:	[_________________]

By:

Title:

Date:

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Agreement execute this form and supply required information.  Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:

Warrantholder’s Signature:

Warrantholder’s Address:

Signature Guaranteed:

NOTE:   The signature to this Transfer Notice must correspond with the name as it appears on the face of the Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Agreement.